CTS Corporation Announces the Appointment of Mark Pacioni as Chief Legal & Administrative Officer and Corporate Secretary

07/01/2025

Lisle, Ill. – CTS Corporation (NYSE: CTS) today announced that Mark Pacioni has been appointed Chief Legal & Administrative Officer and Corporate Secretary, effective July 1, 2025.

Prior to joining CTS, Mr. Pacioni served as Chief Legal Officer and Secretary of CareerBuilder, LLC from 2019 to 2024 and its successor company, CareerBuilder + Monster, from 2024 until June 2025. Prior thereto, he held senior legal roles at The Boeing Co., Molex, Inc., and Knowles Corp. In addition to his in-house experience, Mr. Pacioni was in private practice representing public companies on transactions and governance matters and was Special Counsel at the U.S. Securities and Exchange Commission. He is a graduate of Georgetown University, Georgetown University Law School, and the London School of Economics.

CTS Chairman and CEO, Kieran O’Sullivan stated, “Mark brings a wealth of experience in a broad range of environments. I'm confident he will be a strong contributor to CTS' future success as we continue to implement our global strategy and diversify our business.”

About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets.

For more information, visit www.ctscorp.com.

Contact
Ashish Agrawal
Vice President and Chief Financial Officer

CTS Corporation
4925 Indiana Avenue
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8800
Email: ashish.agrawal@ctscorp.com